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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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Name:  RWB Funds - Investment Trust
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Address of Principal Business Office (No. & Street, City, State, Zip Code):

         1190 Saratoga Avenue, Suite 200, San Jose, California, 95129
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Telephone Number (including area code):   (408) 260-3143
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Name and address of agent for service of process:

CYNTHIA SURPRISE, VICE PRESIDENT AND ASSOCIATE COUNSEL, STATE STREET BANK & TRUST COMPANY, 1776 HERITAGE DRIVE, AFB2, NORTH QUINCY, MA 02171

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
                                               Yes /X/       No / /

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Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of San Jose and State of California on the 11th day of January 1999.

                                               RWB Funds - Investment Trust

                                               By:      /s/ John J. Bowen, Jr.
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                                                        John J. Bowen, Jr.
                                                        President

Attest:  /s/ Alexander B. Potts
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         Alexander B. Potts
         Secretary